          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 8, 1995.

                                 $100,000,000

                                     LOGO

                        Old Kent Financial Corporation

                6 5/8% Subordinated Notes due November 15, 2005
                    Interest payable May 15 and November 15

                                 ------------
  The 6 5/8% Subordinated Notes due November 15, 2005 (the "Notes") are being offered by Old Kent Financial Corporation (the "Company"). The Notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund. The Notes will be issuable and transferable only in fully registered form in denominations of $1,000 and integral multiples thereof.

 The Notes  will be  unsecured and  will be subordinated  to all  present and future  Senior Indebtedness of the Company as described herein and in  the accompanying  Prospectus. Payment  of principal  of the  Notes  may be
     accelerated   only  in  case   of  certain  events  of   bankruptcy,
       insolvency or  reorganization  of the  Company or  any Principal
        Constituent Bank (as  defined in the accompanying Prospectus).
          There will be  no right of acceleration  upon a default in
           the   performance  of  any  covenant  of   the  Company,
             including the  failure  to pay  the principal  of or
              interest   on   the   Notes.   See   "Subordinated
                Securities--Events      of   Default"  in  the
                 accompanying Prospectus.

The  Notes will  be  issued in  book-entry form  and represented  by a  single global  Note (the "Global  Note") registered in the  name of The  Depository
  Trust   Company,  as  depositary  (the  "Depository"),  or  its   nominee.
   Beneficial interests in the  Global Note will be shown on, and transfers thereof  will  be effected  only through,  records  maintained by  the
     Depository   and  its   participants.  Except   under  the   limited
      circumstances described in  this Prospectus Supplement, Notes will not  be issuable in certificated form. Settlement for  the Notes will  be made in immediately  available funds. The  Notes will trade  in the Depository's Same-Day Funds  Settlement System until  maturity, and secondary market trading  activity in
           the   Notes   will  therefore   settle  in   immediately
            available  funds.  See  "Description  of  Notes--Book-
             Entry  System" and  "Description of  Notes--Same-Day
              Settlement and Payment".

                                 ------------
   THE NOTES ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY
     BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE
       FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR
                         ANY OTHER GOVERNMENT AGENCY.

                                 ------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
          OR THE PROSPECTUS. ANY REPRE-SENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                     Underwriting
                                          Price to   Discounts and  Proceeds to
                                          Public(1)   Commissions  Company(1)(2)
                                         ----------- ------------- -------------
Per Note................................   99.452%       0.65%        98.802%
Total................................... $99,452,000 $650,000      $98,802,000

(1)Plus accrued interest, if any, from November 16, 1995.
(2)Before deducting expenses payable by the Company estimated at $300,000.

                                 ------------
  The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Global Note will be made through the facilities of the Depository on or about November 16, 1995 against payment in immediately available funds.

CS First Boston
                Donaldson, Lufkin & Jenrette
                         Securities Corporation
                                                  Keefe, Bruyette & Woods, Inc.
          The date of this Prospectus Supplement is November 8, 1995.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IT IS EXPECTED THAT DELIVERY OF THE NOTES WILL BE MADE AGAINST PAYMENT THEREFORE ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH IS THE SIXTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+6"). PURCHASERS OF THE NOTES SHOULD NOTE THAT TRADING OF THE NOTES ON THE DATE HEREOF AND THE NEXT TWO SUCCEEDING BUSINESS DAYS MAY BE AFFECTED BY THE T+6 SETTLEMENT. SEE "UNDERWRITING".

                              RECENT DEVELOPMENTS

THIRD QUARTER FINANCIAL RESULTS

  For the quarter ended September 30, 1995, the Company's net income per share of common stock was $.84. This is an increase of 3.7% over $.81 of per share earnings for the same period last year. Net income was $38.3 million for the third quarter of 1995, or 3.7% more than $37.0 million of net income for the same 1994 period. Return on average shareholders' equity was 15.53% for the third quarter of 1995 compared to 16.52% for the comparable period in 1994. Return on average total assets was 1.31% for the quarter ended September 30, 1995 in comparison to 1.36% for the same period last year.

  The Company's operating results for the third quarter of 1995 were favorably influenced by continued loan demand and deposit growth, good credit quality, increased non-interest revenues, and the reduction in insurance premiums paid to the Federal Deposit Insurance Corporation. The Company continues to focus on revenue growth opportunities as well as expense management. During the third quarter of 1995, the Company recognized some large costs in connection with its various profitability improvement programs. The Company expects these programs to provide operating benefits beginning in 1996.

  For the nine months ended September 30, 1995, net income per share of common stock was $2.42, a 3% increase over the $2.35 of per share earnings for the same 1994 period. Net income for the nine month period ended September 30, 1995 was $110.4 million, up 3.5% over net income of $106.7 million for the first nine months of 1994. Return on average equity was 15.53% for the first nine months of 1995 compared to 16.16% for the same period last year. Returns on average total assets were 1.27% and 1.34% for the nine months ended September 30, 1995 and 1994, respectively.

  At September 30, 1995, the Company had total assets of $11.8 billion and total equity of $999 million.

ACQUISITIONS

  The Company has entered into an Agreement and Plan of Merger dated as of October 12, 1995 (the "Plan of Merger") with Republic Mortgage Corp., a Utah corporation ("Republic"), certain shareholders of Republic, and an inactive subsidiary of the Company. Under the Plan of Merger, the Company has agreed to acquire all of the issued and outstanding capital stock of Republic in exchange for 220,588 shares of common stock of the Company, subject to certain adjustments described in the Plan of Merger. Republic is a Utah based mortgage company operating from approximately 15 offices in Utah, Idaho and Nevada. The transaction is expected to close at the end of December 1995 and is subject to satisfaction of customary conditions, including regulatory and Republic shareholder approvals.

  The Company has entered into an Agreement to Merge dated as of September 20, 1995 with shareholders holding a majority of the voting stock of Guyot-Anderson-Hickes & Associates, a Michigan corporation ("GHA"). GHA is a privately held insurance agency headquartered in Traverse City, Michigan. Under the Agreement to Merge, the Company has agreed to acquire, through an indirect inactive subsidiary of the Company, all of GHA's outstanding capital stock in exchange for shares of common stock of the Company. The Company anticipates exchanging approximately 198,807 shares of its common stock for the GHA shares. The transaction is expected to close during the fourth quarter of 1995 and is subject to satisfaction of customary conditions.

DISPOSITIONS

  On September 28, 1995, the Company entered into a Stock Purchase Agreement to sell its indirect, wholly owned subsidiary, First National Bank of Lockport, to Heritgage Financial Services, Inc., Tinley Park, Illinois, First National Bank of Lockport had total assets of $107 million at June 30, 1995. First National Bank of Lockport has one banking office located southwest of Chicago in Lockport, Illinois. The sale of this bank is consistent with the Company's strategy to focus business development efforts and its branch network in the metropolitan Chicago area. The sale is expected to be completed in the first quarter of 1996.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes will be added to the general funds of the Company and will be available for general corporate purposes, including investments in or advances to existing or future subsidiaries.

                            SUMMARY FINANCIAL DATA

  The following summary financial data at and for each of the years ended December 31, 1994, 1993 and 1992 have been derived from the Company's audited financial statements. In addition, the following summary financial data at and for the nine months ended September 30, 1995 and 1994 have been derived from the Company's unaudited quarterly financial statements and includes, in the opinion of the Company's management, all adjustments consisting of normal recurring entries, necessary for a fair presentation of the Company's results of operations and financial condition. Such summaries are qualified in their entirety by the detailed information and financial statements included in the documents incorporated by reference herein and in the accompanying Prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                 AT OR FOR THE
                                  NINE MONTHS       AT OR FOR THE YEAR
                                     ENDED                 ENDED
                                 SEPTEMBER 30,         DECEMBER 31,
                                ----------------  -------------------------
                                 1995    1994(a)  1994(a)  1993(a)  1992(a)
                                -------  -------  -------  -------  -------
                                  (UNAUDITED)
SUMMARY INCOME STATEMENTS
(in millions except per share
 amounts*)
  Interest income.............. $   679  $   552  $   759  $   692  $  720
  Interest expense.............     322      214      303      264     316
  Net interest income..........     357      338      456      428     404
  Provision for credit losses..      17       16       23       35      59
  Net interest income after
   provisions for credit
   losses......................     340      322      433      393     345
  Noninterest income...........     137      117      156      151     132
  Noninterest expense..........     311      279      383      346     310
  Income before income taxes...     166      160      206      198     167
  Applicable income taxes......      56       53       69       67      53
  Net income...................     110      107      137      131     114
  Net income per common share..    2.42     2.35     3.02     2.90    2.57
  Cash dividends per common
   share.......................     .90      .83     1.12     1.02     .86
SELECTED PERIOD-END BALANCES
 (in millions)
  Total assets................. $11,796  $11,086  $11,478  $10,340  $9,152
  Total loans and mortgages
   held-for-sale...............   7,490    6,722    7,045    5,820   5,225
  Investment securities........   3,312    3,373    3,551    3,693   3,153
  Earning assets...............  10,927   10,336   10,691    9,662   8,464
  Deposits.....................   9,343    9,147    9,429    8,411   7,664
  Term borrowings..............   1,252      925    1,011      961     653
  Shareholders' equity.........     999      897      896      850     756
SELECTED FINANCIAL RATIOS
  Return on average equity.....   15.53%   16.16%   15.50%   16.37%  16.06%
  Return on average assets.....    1.27     1.34     1.27     1.35    1.24
  Net interest margin..........    4.47     4.65     4.63     4.82    4.81
  Allowance for credit losses
   to period-end loans and
   mortgages held-for-sale.....    2.35     2.48     2.37     2.50    2.40
  Nonperforming assets as a
   percentage of period-end
   loans (net of unearned
   income) plus foreclosed real
   estate and other assets.....     .68     1.03     1.06     1.35    1.76
  Net charge-offs to average
   loans (net of unearned
   income).....................     .12      .09      .16      .33     .47
  Average equity to average
   assets......................    8.15     8.29     8.22     8.25    7.75
  Ratio of earnings to fixed
   charges (excluding interest
   on deposits)................    4.17     6.11     6.32     9.96    7.70
  Ratio of earnings to fixed
   charges (including interest
   on deposits)................    1.52     1.75     1.68     1.75    1.53

--------
(*) Share data has been adjusted for a 5% stock dividend paid in August, 1995.
(a) 1994, 1993 and 1992 data have been restated to include First National Bank Corp., acquired February 1, 1995, in a "pooling-of-interests" transaction.

                             DESCRIPTION OF NOTES

GENERAL

  The Notes will constitute a separate series of Subordinated Securities. The following is a brief description of the terms of the Notes. This description does not purport to be complete, should be read in conjunction with the statements under "Description of Debt Securities" and "Subordinated Securities" in the accompanying Prospectus and is subject to and qualified in its entirety by such description and the Subordinated Indenture, dated as of November 1, 1995 (the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"). Capitalized terms not defined herein shall have the meanings specified in the accompanying Prospectus.

  The Notes will be issuable and transferable only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Notes will be issued in book-entry form and represented by a single Global Note registered in the name of the Depository or its nominee, as the case may be, and payment of the principal of and interest on the Notes will be made in immediately available funds to the Depository or its nominee, as the case may be, as the Holder thereof. See "Book-Entry System" and "Same-Day Settlement and Payment" below.

  The Notes will mature on November 15, 2005, and are limited to $100,000,000 aggregate principal amount. The Notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

  The Notes will bear interest from November 16, 1995 or the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, at the rate of 6 5/8% per annum. Interest will be payable semiannually in arrears on May 15 and November 15 of each year during the term of the Notes (each, an "Interest Payment Date"), commencing May 15, 1996, to the persons in whose name the Notes are registered at the close of business on the May 1 or November 1, as the case may be, immediately preceding the applicable Interest Payment Date.

  The Notes will be unsecured and subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company as described under the captions "Description of Debt Securities" and "Subordinated Securities" in the accompanying Prospectus. As of September 30, 1995, the Company had outstanding approximately $1.3 billion of Senior Indebtedness. The Indenture does not place any limit on the Company's ability to issue Senior Indebtedness in the future.

  Payment of principal of the Notes may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or any Principal Constituent Bank. There will be no right of acceleration upon a default in the performance of any covenant of the Company, including the failure to pay the principal of or interest on the Notes. See "Subordinated Securities--Events of Default" in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

  The Notes will be issued in the form of a single Global Note which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor.

  So long as the Depository or its nominee is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture.

  If (i) the Depository is at any time unwilling or unable to continue as depositary or if any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Company within 60 days, (ii) an Event of Default under the Indenture with respect to the Notes has occurred and is continuing or (iii) the Company, in its sole discretion, determines at any time that the Notes shall no longer be represented by the Global Note, the Company will issue individual Notes in certificated form in exchange for the Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of individual Notes in certificated form of like tenor, equal in principal amount to such beneficial interest and to have such Notes in certificated form registered in its name. Notes so issued in certificated form will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

  The following is based on information furnished by the Depository:

    The Depository will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One fully registered Note certificate is issued with respect to each $200 million of principal amount of Notes.

    The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes under the Depository system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depository's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from the Depository of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    To facilitate subsequent transfers, the Notes are registered in the name of the Depository's partnership nominee, Cede & Co. The deposit of the Notes with the Depository and their registration in the name of Cede & Co. effects no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial owners of the Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the securities are to be redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Neither the Depository nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depository mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal and interest payments on the Notes will be made by the Company to the Trustee and from the Trustee to the Depository. The Depository's practice is to credit Direct Participant's accounts on the payable date in accordance with their respective holdings as shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depository, the Trustee or the Company subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    The Depository may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Note certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, Note certificates will be printed and delivered.

  None of the Company, the Underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, as the case may be, or if and until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement and related terms agreement (collectively, the "Underwriting Agreement") among the Company and CS First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Keefe, Bruyette & Woods, Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally (but not jointly) agreed to purchase, the respective principal amounts of the Notes set forth opposite their names below.

                                                                    PRINCIPAL
           UNDERWRITER                                                AMOUNT
           -----------                                             ------------
   CS First Boston Corporation.................................... $ 33,333,334
   Donaldson, Lufkin & Jenrette Securities Corporation............   33,333,333
   Keefe, Bruyette & Woods, Inc...................................   33,333,333
                                                                   ------------
     Total........................................................ $100,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased. The Underwriting Agreement also provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Underwriters have advised the Company that they propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of amount of Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Underwriters.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Company has been advised by the Underwriters that one or more of them intend to make a market in the Notes, but are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

  It is expected that delivery of the Notes will be made against payment therefore on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the sixth business day following the date hereof. Under Rule 15c6-1 recently adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days should consult their own advisor.

  Certain of the Underwriters are customers of, engage in transactions with or perform services for the Company and certain of its subsidiaries in the ordinary course of business.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities law.

  All of the issuer's directors and officers as well as the experts named in the accompanying Prospectus may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

PROSPECTUS
                         OLD KENT FINANCIAL CORPORATION
                      SENIOR/SUBORDINATED DEBT SECURITIES

Old Kent Financial Corporation (the "Company") may from time to time offer and sell up to $150,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign currencies  or currency units) of its debt securities,
 which  may   be  either  senior   unsecured  debt  securities   (the  "Senior
 Securities")  or subordinated  unsecured debt  securities (the  "Subordinated
  Securities"),  in   separate  series   (the   Senior  Securities   and  the
  Subordinated Securities being herein  referred to collectively as the "Debt
   Securities") and in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus (each, a "Prospectus Supplement").

 The Debt  Securities may be sold  directly or through agents  designated from time to time,  or through underwriters  or dealers. The  Company may  sell
    Debt  Securities  in an  offering  within  the United  States  ("United
      States Offering")  or  outside  the  United  States  ("International
       Offering").

The specific designations, priority, aggregate principal amount, currency or currency unit and denominations for which Debt Securities may be purchased, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms of conversion, if any, terms for redemption, if any, at the option of the Company or the Holder, terms for sinking or purchase fund payments, if any, the initial public offering price, if any, of the Debt Securities, terms relating to temporary or permanent global Debt Securities, special provisions relating to Debt Securities in bearer form, provisions regarding registration of transfer or exchange, provisions relating to the payment of any Additional Amounts, provisions relating to Original Issue Discount Debt Securities, and the names of, and the principal amounts, if
  any,   to  be  purchased  by,   underwriters,  the  compensation   of  such
   underwriters and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in the applicable Prospectus Supplement. Debt Securities of a series may be issuable in individual registered form without coupons, in the form of one or more global Debt Securities, or in bearer form with or without coupons. Debt Securities in bearer form will be offered only to non-United States persons and to offices
    located  outside  of   the  United  States  of  certain  United  States
     financial institutions.

                                  -----------

  The  Debt   Securities  are  not   savings  accounts,  deposits   or  other
     obligations of any bank or non-bank subsidiary of the Company and  are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, or any governmental agency.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

          This Prospectus may not be used to consummate sales of Debt
           Securities unless accompanied by a Prospectus Supplement.

                                  -----------

                The date of this Prospectus is November 8, 1995.

FOR NORTH CAROLINA RESIDENTS:

  The securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or the adequacy of this document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the Company's Report on Form 10-C dated February 9, 1995, Quarterly Report on Form 10-Q dated March 31, 1995, Current Report on Form 8-K dated April 20, 1995, Quarterly Report on Form 10-Q dated June 30, 1995 and Report on Form 10-C dated August 25, 1995, all filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference.

  All other documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request, of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Martin J. Allen, Jr., Senior Vice President and Secretary, Old Kent Financial Corporation, One Vandenberg Center, Grand Rapids, Michigan 49503. Telephone requests may be directed to (616) 771-5440.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  Additional information regarding the Company and the Debt Securities offered hereby is contained in the Registration Statement (and the exhibits relating thereto) filed with the Commission under the Securities Act of 1933, as amended (the "Act"). For further information pertaining to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

                                  THE COMPANY

  The Company is a bank holding company with headquarters in Grand Rapids, Michigan. At September 30, 1995, the Company owned directly and indirectly all of the stock of 3 commercial banks and 6 operating nonbank subsidiaries that had their principal offices in various cities in Michigan and Illinois. At December 31, 1994, Old Kent Bank and Trust Company, which was headquartered in Grand Rapids, Michigan, was the Company's largest subsidiary. On January 1, 1995, the Company consolidated Old Kent Bank and Trust Company and its other Michigan bank subsidiaries into a single bank, Old Kent Bank ("Old Kent Bank"). At September 30, 1995, Old Kent Bank accounted for 82% of total deposits and 85% of total loans of the Company and its subsidiaries on a consolidated basis, with assets of $9.6 billion.

  The Company's business is concentrated in a single industry segment-commercial banking. The Company's subsidiaries offer a wide range of commercial banking and fiduciary services. These include accepting deposits, commercial lending, consumer financing, real estate and lease financing, equipment leasing, bank credit cards, debit cards, safe deposit facilities, automated transaction machine services, cash management, electronic banking services, money transfer services, international banking services, corporate and personal trust services, personal investment and securities brokerage services, credit life insurance and other banking related services.

  The principal markets for these financial services are the Michigan and Illinois communities in which the Company's subsidiaries are located and the areas immediately surrounding those communities. At September 30, 1995, the Company and its subsidiaries service these markets through 207 full service banking offices located in and around those communities.

  The principal source of revenues for the Company is interest and fees on loans, which accounted for 60.8% of total revenues for the nine-month period ended September 30, 1995, 54.5% in 1994, 49.7% in 1993, and 53.5% in 1992.
Interest on securities is also a significant source of revenue, accounting for 19.1% of total revenues for the nine-month period ended September 30, 1995, 25.8% in 1994, 28.9% in 1993, and 29.7% in 1992.

  The Company has had no foreign loans at any time during the last five years. The foreign activities of the Company primarily involve time deposits with banks and placements for domestic customers of the Company's subsidiary banks. These activities did not significantly impact the Company's financial condition or results of operations.

  Old Kent Bank's subsidiary, Old Kent Mortgage Company, originates residential mortgages through its offices located in Grand Rapids, suburban Chicago, Illinois, Central and Southern Florida, Minnesota, Ohio and Texas. Old Kent Mortgage Company conducts a traditional retail and wholesale mortgage banking business in one- to four-family residential mortgage loans. Substantially all mortgage production is sold into the secondary market with servicing retained. Mortgage servicing for all of the Company's subsidiaries and third parties is performed by Old Kent Bank's subsidiary, Old Kent Mortgage Services, Inc. During 1995, Old Kent Mortgage Company acquired and sold mortgage servicing rights.

  On March 17, 1995, the Company completed the consolidation of four of its six Illinois bank subsidiaries into a single bank, Old Kent Bank ("OKB-IL"). At September 30, 1995, OKB-IL had 26 branches primarily serving Cook, DuPage and Kane Counties and assets of $2.1 billion, deposits of $1.7 billion and a total loan portfolio of $1.0 billion. The Company also wholly owns First National Bank of Lockport, located in Lockport, Illinois. The Company has signed a Stock Purchase Agreement to sell this subsidiary to Heritage Financial Services, Inc., Tinley Park, Illinois. The sale is expected to be completed in the first quarter of 1996. First National Bank of Lockport had total assets of $107 million at June 30, 1995.

  Effective February 1, 1995, the Company acquired First National Bank Corp ("FNBC"), a bank holding company located in Clinton Township, Michigan. The acquisition was effected by a merger of FNBC with and into the Company. This transaction was accounted for as a "pooling-of-interests." At December 31, 1994, FNBC had, on a consolidated basis, assets totaling approximately $531 million and deposits of approximately $472 million. FNBC stockholders received approximately 2,636,817 shares of common stock of the Company. FNBC owned all the stock of First National Bank in Macomb County, a national banking association ("First National"), that operated 15 banking offices in Macomb County, Michigan. The principal market for the financial services offered by FNBC and First National was Macomb County, Michigan, and the communities within Macomb County. On July 1, 1995, First National was consolidated with Old Kent Bank.

  Banks and bank holding companies are extensively regulated. Other than First National Bank of Lockport, the Company's subsidiary banks are chartered under state law and are primarily supervised and regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and either the Financial Institutions Bureau of the State of Michigan or the Commissioner of Banks and Trust Companies of the State of Illinois. First National Bank of Lockport is a national banking association chartered under federal law and is supervised, examined and regulated by the United States Office of the Comptroller of the Currency. Deposits of all of the banks are insured by the FDIC to the extent provided by law.

  Federal and state laws that govern banks significantly limit their business activities in a number of respects. Prior approval of the Federal Reserve Board, and in some cases various other governing agencies, is required for the Company to acquire control of any additional banks. The business activities of the Company and its subsidiaries are limited to banking and other activities closely related to banking.

  The Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. There are legal limitations on the extent to which the Company's subsidiary banks can lend or otherwise supply funds to the Company or certain of its affiliates. Federal law limits the ability of the Company to borrow from its subsidiary banks. In addition, payment of dividends to the Company by subsidiary banks is subject to various state and federal regulatory limitations. In 1995, the subsidiary banks are legally authorized to distribute to the Company, in addition their 1995 net income, approximately $68 million in dividends, without prior regulatory approval. The ability of a subsidiary bank to pay dividends could be affected by its financial condition, including the maintenance of adequate capital for such bank, and other factors.

  Federal law contains a "cross-guarantee" provision that could result in insured depository institutions owned by the Company being assessed for losses incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation (the "FDIC") in connection with assistance provided to, or the failure of, any other insured depository institution owned by the Company. Liability for the losses of commonly-controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly-controlled depository institutions.

  Under Federal Reserve Board policy, a bank holding company, such as the Company, is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each subsidiary bank. This support may be required at times when the bank holding company may not be able to provide such support.

  The Company is a Michigan corporation, with its executive offices located at One Vandenberg Center, Grand Rapids, Michigan 49503 (telephone: (616) 771-
5000).

                                USE OF PROCEEDS

  Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities offered hereby will be added to the general funds of the Company and will be available for general corporate purposes, including investments in or advances to existing or future subsidiaries.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following are the consolidated ratios of earnings to fixed charges for the nine-month period ended September 30, 1995 and for each of the years in the five-year period ended December 31, 1994.

                                 9-MONTH       YEAR ENDED DECEMBER 31,
                               PERIOD ENDED    ------------------------
                            SEPTEMBER 30, 1995 1994 1993 1992 1991 1990
                            ------------------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed
 Charges:
  Excluding Interest on
   Deposits...............         4.17        6.32 9.96 7.70 5.03 3.78
  Including Interest on
   Deposits...............         1.52        1.68 1.75 1.53 1.35 1.27

  For purposes of computing the ratio of earnings to fixed charges, income before income taxes plus fixed charges has been divided by fixed charges. Fixed charges, excluding interest on deposits, consist of interest on short-term borrowings and long-term debt, and amortization of debt expense. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will constitute either Senior Securities or Subordinated Securities of the Company. The Senior Securities will be issued under an indenture to be dated on or prior to the issuance of Senior Securities thereunder and the Subordinated Securities will be issued under an indenture dated as of November 1, 1995 (respectively, the "Senior Indenture" and the "Subordinated Indenture" and, collectively, the "Indentures"), between the Company and Bankers Trust Company, as trustee (the "Trustee"). Pursuant to the Trust Indenture Act of 1939, as amended, the Trustee will have a "conflicting interest" if the Debt Securities issued under either Indenture are in default. In such event, the Trustee may be required to resign its trusteeship under the defaulted Indenture and the Company would thereupon endeavor to appoint a successor trustee under such Indenture. A copy of each of the Indentures has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of Debt Securities relates to Debt Securities to be issued in connection with either a United States Offering or an International Offering, unless otherwise specified in the Prospectus Supplement relating thereto.

  The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to, it is intended that such Sections or definitions shall be incorporated herein by reference. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Securities. Unless otherwise indicated, Section references contained herein refer collectively to the Senior Indenture and the Subordinated Indenture.

  Since the Company is a holding company, the right of the Company, and hence the right of creditors and stockholders of the Company, including the Holders of the Debt Securities offered hereby, to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise is necessarily subject to the prior claims of depositors and other creditors of the subsidiary, except to the extent that the claims of the Company itself as a creditor of the subsidiary may be recognized.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Company. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amounts of other indebtedness which may be incurred or other securities which may be issued by the Company. The Senior Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company while the Subordinated Securities will be subordinated as described below under "Subordinated Securities."

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, where applicable, of the Offered Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Securities; (2) the limit, if any, on the aggregate principal amount of the Offered Securities; (3) the priority of payment of such Offered Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (5) the date or dates on which the Offered Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, and the basis of determining the same if other than on the basis of a 360-day year consisting of twelve 30-day months; (7) the date or dates from which such interest, if any, on the Offered Securities will accrue, the Interest Payment Dates, if any, the dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of the Offered Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Offered Security, or the manner in which any interest payable on a temporary or permanent global Offered Security will be paid or such Offered Securities exchanged; (9) the dates, if any, on which, and the price or prices at which, the Offered Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds;
(10) the date, if any, after which, and the price or prices at which, the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or the Holder thereof and the other detailed terms and provisions of such optional redemption; (11) if applicable with respect to Subordinated Securities, terms relating to the conversion of such Subordinated Securities into Common Stock of the Company including, without limitation, the time and place at which such Subordinated Securities may be converted into Common Stock, the conversion price and any adjustments to such conversion price and any other such provisions as may at the time be applicable thereto; (12) the denomination or denominations in which such Offered Securities that are Registered Securities are authorized to be issued, if other than in denominations of $1,000 and integral multiples thereof, and in which such Offered Securities that are Bearer Securities are authorized to be issued, if other than in denominations of $5,000; (13) whether any of the Offered Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Offered Securities (including exchange for registered Offered Securities of the same series); (14) information with respect to book-entry procedure; (15) whether any of the Offered Securities will be issued as Original Issue Discount Securities; (16) each office or agency where, subject to the terms of the applicable Indenture, such Offered Securities will be payable or may be presented for registration of transfer, exchange or, if applicable, conversion; (17) the currency or currency unit in which such Offered Securities are issued and in which the principal of, premium (if any) and interest on and Additional Amounts, if any, in respect of such Offered Securities will be payable; (18) whether the amount of payments of principal of, premium (if any) and interest on such Offered Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or currency units) and the manner in which such amounts shall be determined; (19) whether the Company or a Holder may elect payment of the principal of, premium (if any) and interest on such Offered Securities in a currency, currencies, currency unit or currency units other than that in which such Offered Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or currency units in which such Offered Securities are denominated or stated to be payable and the currency, currencies, currency unit or currency units in which such Offered Securities are to be so payable; (20) if other than the Trustee, the identity of the Security Registrar, Paying Agent and/or Authenticating Agent; (21) if applicable, the defeasance of certain obligations by the Company pertaining to Offered Securities of the series; (22) whether the principal of, any premium or interest on or any Additional Amounts with respect to any of such Offered Securities may be payable by check, wire transfer, or other method on terms satisfactory to the Company and the Trustee; (23) whether and under what circumstances the Company will pay Additional Amounts as contemplated by
Section 1004 of the related Indenture (the term "interest," as used in this Prospectus, shall include such Additional Amounts); and (24) any other terms of such Offered Securities. If so provided in the applicable Prospectus Supplement, Debt Securities of a single series may be issued having different terms and provisions.

  The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and the Indentures provide that, in addition to the Debt Securities, additional Debt Securities may be issued thereunder from time to time in one or more series (Section 301). All Debt Securities issued under each of the Indentures will rank equally and ratably with any additional Debt Securities issued under such Indenture.

  Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their face amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the Holder for such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Security and the applicable Indenture, but may be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

  The Indentures do not contain any terms which would afford protection to Holders of Debt Securities issued thereunder in the event of a recapitalization, a change of control, a highly leveraged transaction or a restructuring involving the Company that results in a downgrade of the Company's public debt rating.

ACCELERATION OF MATURITY

  If any Event of Default (as described under "Senior Securities" and "Subordinated Securities" in this Prospectus) with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series, of all Debt Securities of that series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree based on such acceleration has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, except, in the case of Senior Securities, the non-payment of principal of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable Indenture (Section 502).

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form will have interest coupons attached, unless issued as zero coupon securities. Debt Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. As used in this "Description of Debt Securities," "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities in registered form will be issued in denominations of $1,000 or any integral multiple thereof and Debt Securities in bearer form will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Offered Securities will be payable, and the transfer of the Offered Securities will be registrable, at the corporate trust office of Old Kent Bank, provided that payment of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the Person in whose name a Registered Security is registered at the close of business on the Regular Record Date (Sections 305 and 307).

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, and premium, if any, and interest, if any, on Debt Securities in bearer form will be made, subject to any applicable laws and regulations, at such office outside the United States as is specified in the Prospectus Supplement and as the Company may designate from time to time, at the option of the Holder by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain Additional Amounts, if any, on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date, unless issued as zero coupon securities. No payment with respect to any Debt Security in bearer form will be made at my office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security will not be transferable except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

  The Senior Indenture contains a covenant by the Company that, except as otherwise provided below, the Company will not sell, assign, pledge or otherwise grant a security interest in, transfer or otherwise dispose of, or permit the issuance of, or permit a Subsidiary to sell, assign, pledge or otherwise grant a security interest in, transfer or otherwise dispose of, any shares of, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Capital Stock of any Subsidiary which is: (a) a Principal Constituent Bank; or
(b) a Subsidiary which owns shares of, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Capital Stock of a Principal Constituent Bank; provided, however, that such covenant does not prohibit (i) any dispositions made by the Company or any Subsidiary
(A) acting in a fiduciary capacity for any Person other than the Company or any Subsidiary or (B) to the Company or any of its directly or indirectly wholly owned (except for directors' qualifying shares) Subsidiaries, or (ii) the merger or consolidation of a Principal Constituent Bank with and into a Constituent Bank or the merger or consolidation of any Principal Constituent Bank with and into any other Principal Constituent Bank. Such covenant also does not prohibit sales, assignments, pledges or other grants of a security interest, transfers, issuances or other dispositions of shares of Capital Stock of a corporation referred, to in (a) or (b) above where: (i) the sales, assignments, pledges or other grants of a security interest, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or (ii) the sales, assignments, pledges or other grants of a security interest, transfers, issuances or other dispositions are made in compliance with an order of a court or a regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to the acquisition by the Company, directly or indirectly, of any other corporation or entity; or (iii) in the case of a disposition or issuance of shares of Capital Stock or any securities convertible into Capital Stock of a Principal Constituent Bank, or sales of Capital Stock or any securities convertible into Capital Stock of any Subsidiary included in (b) above, the sales, assignments, pledges or other grants of a security interest, transfers, issuances or other dispositions are for fair market value (as determined by the Board of Directors of the Company and the Subsidiary disposing of such shares or securities, such determination being evidenced by a Board Resolution) and, after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into Capital Stock), the Company and its directly or indirectly wholly owned (except for directors' qualifying shares) Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary; or (iv) a Principal Constituent Bank sells additional shares of Capital Stock to its stockholders at any price, so long as immediately after such sale the Company owns, directly or indirectly, at least as great a percentage of the Voting Stock of such Principal Constituent Bank as it owned prior to such sale of additional shares (Senior Indenture, Section 1006). A "Constituent Bank" is a Subsidiary which is a Bank with its principal office in Michigan. A "Principal Constituent Bank" is a Constituent Bank the consolidated assets of which constitute 15% or more of the Company's consolidated assets (Section 101). At the date of this Prospectus, Old Kent Bank is the only Principal Constituent Bank.

  The Senior Indenture contains a covenant prohibiting the Company from acquiring the Capital Stock of any corporation or acquiring substantially all the assets and liabilities of any corporation, unless, immediately after such acquisition, the Company would be in full compliance with such Indenture (Senior Indenture, Section 1007). In addition, the Senior Indenture contains a covenant prohibiting the Company from creating or permitting any liens upon any shares of Capital Stock of any Principal Constituent Bank to secure any indebtedness without securing the Senior Securities equally and ratably with all indebtedness secured thereby (Senior Indenture, Section 1005).

  Nothing in the Indenture prevents the Company from consolidating or merging with or into, or conveying, transferring or leasing the property of the Company as an entirety or substantially as an entirety to, any Person or Persons (whether or not affiliated with the Company); provided, however, that
(i) such Person or Persons is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes or assume (A) the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to the Debt Securities and (B) the performance of every other covenant that the Company is to perform or observe under the applicable Indenture and, if applicable, shall have provided for conversion rights in accordance with the Subordinated Indenture, (ii) no Event of Default occurs and is continuing immediately after giving effect to the transaction, and (iii) either the Company or the successor Person delivers to the Trustee certain certificates and opinions specified in the applicable Indenture which state that the transaction complies with such Indenture (Section 801).

MODIFICATION AND WAIVER

  Each Indenture provides that modifications and amendments may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modifications or amendments may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any Debt Security, (b) reduce the principal amount thereof, or the rate of interest (if any) on, or Additional Amounts, if any, in respect of, or any premium payable upon the redemption of any Debt Security, (c) change the place of payment, coin or currency in which any Debt Security or any premium or interest or Additional Amounts thereon is payable, (d) adversely affect the right of repayment at the option of the Holder, as provided in the applicable Indenture, (e) impair the right to institute suit for the enforcement of any payment on or after the stated maturity date thereof or, in the case of redemption or repayment, on or after the redemption or repayment date, (f) reduce the above-stated percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required to modify or amend the applicable Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (h) reduce any of the requirements for quorum or voting, as set forth in the applicable Indenture, (i) modify (with certain exceptions) any provision of the applicable Indenture relating to modification and amendment of such Indenture or waiver of compliance with conditions and defaults thereunder, (j) with respect to the Subordinated Indenture, alter in any respect the provisions regarding subordination of the Subordinated Securities issued thereunder in a manner adverse to the Holders thereof, (k) with respect to the Subordinated Securities convertible into Common Stock of the Company, adversely affect the right of conversion, (l) reduce the principal amount of Original Issue Discount Securities which could be declared due and payable upon acceleration of the maturity thereof, or (m) change the obligation of the Company to pay Additional Amounts (Section 902).

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company and the Trustee with certain restrictive provisions of the Indentures (Senior Indenture, Section 1009; Subordinated Indenture,
Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of (and premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series or in respect of a covenant or provision which under the terms of the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Section 513).

  Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to the Company;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities; (iii) to add or change any provisions of any of the Indentures to facilitate the issuance of Debt Securities in bearer form; (iv) to establish the form or terms of Debt Securities of any series and any related coupons; (v) to evidence and provide for the acceptance of appointment by a successor Trustee; (vi) to cure any ambiguity, or to supplement any provision which may be defective or inconsistent with any other provision in the applicable Indenture, or to make any other provision with respect to the applicable Indenture which does not adversely affect the interests of Holders of Debt Securities of any series in any material respect under such Indenture; (vii) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities, as set forth in the applicable Indenture; (viii) to add any additional Events of Default with respect to all or any series of Debt Securities; (ix) to supplement any of the provisions of the applicable Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities pursuant to such Indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series and any coupons appertaining thereto in any material respect; (x) to secure the Debt Securities as provided in the applicable Indenture; (xi) to amend or supplement any provision contained in any of the Indentures or in any supplement thereto, provided such action does not adversely affect the interests of the Holders of Debt Securities in any material respect (Section
901); or (xii) to make provision for the conversion rights of the Holders of the Subordinated Securities in certain events (Subordinated Indenture, Section 901(11)).

OUTSTANDING DEBT SECURITIES

  In determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under each of the Indentures, (i) the principal amount of an Original Issue Discount Security that may be counted in making such determination and that will be deemed to be Outstanding for such purposes will be the amount of the principal thereof that would be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such Original Issue Discount Security as of the date of such determination,
(ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined by the Company as of the date such Debt Security is originally issued, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent as of such date of original issuance of the amount determined as provided in clause (i) above) of such Debt Security, (iii) the principal amount of any Indexed Security that may be counted in making such determination and that shall be deemed Outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided in or pursuant to this Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or other such obligor shall be disregarded and deemed not to be Outstanding (Section 101).

ADDITIONAL PROVISIONS

  Each of the Indentures provides that the Trustee will be under no obligation (subject to the duty of such Trustee during a default thereunder to act with the required standard of care) to exercise any of its rights or powers under the related Indenture at the request or direction of any of the Holders, unless such Holders shall have offered such Trustee reasonable indemnity (Section 601(e)). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series (Section 512).

  No Holder of any Debt Security of any series will have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture under which such Holder's Debt Securities were issued for any remedy thereunder, unless: (a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (b) the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; (c) the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and (d) the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request within such 60-day period (Section 507). However, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest, if any, on, or any Additional Amounts in respect of, such Debt Security on the due dates expressed in such Debt Security, to convert any Convertible Subordinated Security, and to institute suit for the enforcement of any such payment and such right of conversion (Section 508).

  The Company is required to furnish to the Trustee annually a statement as to performance or fulfillment of certain of its obligations under the applicable Indenture and as to any default in such performance or fulfillment (Senior Indenture, Section 1010; Subordinated Indenture, Section 1008).

  Each Indenture, the Debt Securities and the coupons (if any) will be governed by and constituted in accordance with the laws of the State of New York (Section 113).

REGARDING THE TRUSTEE

  The Company and its subsidiaries maintain deposit accounts and conduct various banking transactions with the Trustee.

                               SENIOR SECURITIES

  The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding and future unsecured and unsubordinated indebtedness of the Company.

EVENTS OF DEFAULT

  The following will be Events of Default under the Senior Indenture with respect to Debt Securities of any series issued thereunder: (a) failure to pay any interest or any Additional Amounts on any Senior Security of that series when due, and continuance of such default for 30 days; (b) failure to pay principal of or premium, if any, on any Senior Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Security of that series; (d) failure to perform any other covenant or warranty of the Company in the Senior Indenture or the Senior Securities (other than a covenant or warranty included in such Indenture solely for the benefit of a series of Senior Securities other than that series) and continuation of that failure for 60 days after written notice as provided in such Indenture; (e) acceleration of indebtedness in principal amount in excess of $25,000,000 for money borrowed by the Company or any Principal Constituent Bank under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 30 days after written notice as provided in such Indenture; and (f) certain events in bankruptcy, insolvency or reorganization of the Company or any Principal Constituent Bank (Section 501).

                            SUBORDINATED SECURITIES

  The Subordinated Securities will be direct, unsecured obligations of the Company and will rank in priority of payment with outstanding and future indebtedness of the Company as set forth below.

SUBORDINATION

  During the continuance beyond any applicable grace period of any default with respect to Senior Indebtedness (as defined below), no payment of principal of and premium (if any) and interest on the Subordinated Securities shall be made by the Company until payment in full of all principal of and premium (if any) and interest on such Senior Indebtedness. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and premium (if any) and interest on the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture to the prior payment in full of all Senior Indebtedness (Subordinated Indenture, Article Seventeen).

  "Senior Indebtedness" is defined in the Subordinated Indenture as any indebtedness for money borrowed (including all indebtedness of the Company for borrowed and purchased money of the Company, all obligations of the Company arising from off-balance sheet guarantees by the Company and direct credit substitutes, and obligations of the Company associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts) that is outstanding on the date of execution of the Subordinated Indenture, or is thereafter created, incurred or assumed, for the payment of which the Company is at the time of determination responsible or liable as obligor, guarantor or otherwise, and all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, other than the Subordinated Securities or any other indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of the Company (Subordinated Indenture, Section 101). At September 30, 1995, the Company had outstanding approximately $1.3 billion of Senior Indebtedness.

EVENTS OF DEFAULT

  An Event of Default will be defined under the Subordinated Indenture with respect to Debt Securities of any series issued thereunder as certain events in bankruptcy, insolvency or reorganization of the Company or any Principal Constituent Bank.

  The Subordinated Indenture does not provide for any right of acceleration of the payment of the principal of a series of Subordinated Securities upon a default in the payment of principal, premium or interest or a default in the performance of any covenant or agreement in the Subordinated Securities of a particular series or in the Subordinated Indenture. In the event of a default in the payment of principal, premium, or interest, the Holder of a Subordinated Security (or the Trustee under the Subordinated Indenture on behalf of the Holders of all the series of Subordinated Securities so affected) may seek to enforce such payments, subject to certain limitations and conditions set forth in the Subordinated Indenture.

CONVERSION

  If any Subordinated Security is to be convertible into Common Stock ("Convertible Subordinated Securities"), certain terms and provisions with respect thereto will be set forth in the Prospectus Supplement related thereto.

                          DESCRIPTION OF COMMON STOCK

  The Board of Directors of the Company is authorized to issue a maximum of 150 million shares of Common Stock. At September 30, 1995, 45,279,508 shares of Common Stock were outstanding, held of record by approximately 14,443 persons. Subject to any prior rights of any preferred stock of the Company then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available therefor. For information concerning legal limitations on the ability of the Company's banking subsidiaries to supply funds to the Company, see "The Company." Subject to the rights, if any, of any preferred stock of the Company then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such preferred stock, in the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and non-assessable. The transfer agent and registrar for the Common Stock is Old Kent Bank.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities to or through underwriting syndicates represented by managing underwriters, or to or through underwriters without a syndicate, through agents or dealers, or directly to other purchasers. Only underwriters or agents named in the applicable Prospectus Supplement are deemed to be underwriters or agents, as the case may be, in connection with the Debt Securities covered thereunder.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities to which such Prospectus Supplement relates. Certain restrictions relating to distribution of Debt Securities in connection with an International Offering will be set forth in the applicable Prospectus Supplement.

  In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company in the form of discounts or commissions. The underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters under the Act and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any underwriter or agent will be identified, and any such compensation will be described, in the applicable Prospectus Supplement.

  Under agreements which may be entered into with the Company, any underwriters, dealers or agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or contribution from the Company for payments required to be made by such underwriters, dealers or agents in respect thereof.

  Certain of the underwriters, dealers, or agents may be customers of (including borrowers from), engage in transactions with, and perform services for, the Company or one or more of its affiliates in the ordinary course of business.

                                LEGAL OPINIONS

  The validity of the Debt Securities offered hereby will be passed upon for the Company by Warner Norcross & Judd LLP, One Vandenberg Center, Grand Rapids, Michigan 49503, and for any underwriters or agents by Brown & Wood, One World Trade Center, New York, New York, 10048. Warner Norcross & Judd LLP and certain members of the firm are indebted to, and have other banking and trust relationships with, certain affiliated banks of the Company. At July 27, 1995, partners of and attorneys employed by Warner Norcross & Judd LLP were the beneficial owners of 215,250 shares of common stock, which had an aggregate market value of approximately $7.7 million. Shares reported as beneficially owned include all shares as to which such persons have the direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares held in fiduciary capacities.

                                    EXPERTS

  The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Recent Developments........................................................ S-2
Use of Proceeds............................................................ S-3
Summary Financial Data..................................................... S-4
Description of Notes....................................................... S-5
Underwriting............................................................... S-8
Notice to Canadian Residents............................................... S-9

                                  PROSPECTUS
Incorporation of Certain Documents By Reference............................   2
Available Information......................................................   2
The Company................................................................   3
Use of Proceeds............................................................   5
Ratio of Earnings to Fixed Charges.........................................   5
Description of Debt Securities.............................................   5
Senior Securities..........................................................  12
Subordinated Securities....................................................  12
Description of Common Stock................................................  13
Plan of Distribution.......................................................  13
Legal Opinions.............................................................  14
Experts....................................................................  14

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                                     LOGO

                        Old Kent Financial Corporation

                                 $100,000,000

                           6 5/8% Subordinated Notes
                             due November 15, 2005

                             PROSPECTUS SUPPLEMENT

                                CS First Boston

                         Donaldson, Lufkin & Jenrette
                            Securities Corporation

                         Keefe, Bruyette & Woods, Inc.


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